THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

TRAQIQ, INC.

6% Convertible Promissory Note

$20,000.00	November 1, 2017

FOR VALUE RECEIVED, TraqIQ, Inc., a California corporation (“Borrower”), hereby promises to pay to James DuBois, or her permitted transferees, pursuant to Section 3 (in each case, a “Holder”), on April 30, 2018, (subject to the conversion provisions herein) (the “Maturity Date”), the principal sum of $20,000.00 or such part thereof as from time to time remains outstanding together with simple interest on the balance of principal remaining unpaid from time to time accruing on and from the date hereof at an annual rate equal to six percent (6%), provided that in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. Interest shall be calculated based on a 365 or 366-day year, as applicable. All references to “$” shall mean the lawful currency of the United States of America.

This Convertible Promissory Note (this “Note”) is one of a series of identical convertible promissory notes (the “Transaction Notes”) being executed and delivered in connection with and as a part of a convertible debt offering (the “Debt Offering”) being conducted by Borrower whereby Borrower is converting its existing related party advances into the Transaction Notes pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement (the “Agreement”) dated as of July 14, 2017 to the persons listed on the Schedule of Holders attached to the Agreement. By accepting the Note, Holder agrees to be bound by the terms and conditions governing the Note and all Transaction Notes and by the covenants and agreements of Holder set out herein.

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings set forth below.

(a) “Discount Rate” means eighty percent (80%).

(b) “Common Stock” means Borrower’s common stock, par value $0.0001 per share.

(c) “Conversion Stock” means the equity into which the Note converts pursuant to the terms set forth herein.

(d) “Event of Default” means the occurrence of any of the following: (i) Borrower (A) applies for, petitions or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (B) makes a general assignment for the benefit of creditors; (C) commences voluntary case under the federal bankruptcy laws or the bankruptcy laws of any state (as now or hereafter in effect); (D) is adjudicated bankrupt or insolvent or admits in writing its inability to pay its debts as they become due; (E) files a petition seeking to take advantage of any other law providing for the relief of debtors; (F) acquiesces in, or fails to have dismissed, within ninety (90) days, any petition filed against it in any involuntary case under such bankruptcy laws; (G) has any proceeding commenced against it for the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property unless such proceeding is stayed or dismissed within forty-five (45) days, or if any such appointment is made; (H) has commenced against it any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which is not stayed within thirty (30) days; or (I) takes any action for the purpose or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this part (i); (ii) Borrower (A) fails to make any payment hereunder when due or (B) otherwise breaches of any material obligation to the Holder, which breach is not cured within thirty (30) days following Borrower’s receipt of notice of such breach from Holder; or (iii) Borrower’s Board of Directors adopts a resolution calling for the dissolution, liquidation or winding-up of Borrower.

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(e) “Financing” means any venture capital, institutional or other equity security financing or debt financing with an equity component, in each case, for the account of Borrower.

(f) “Majority in Interest” means holders of a majority of the aggregate principal amount outstanding under all Transaction Notes issued in connection with the Debt Offering.

(g) “Qualified Financing” means a Financing in which the aggregate gross proceeds received by Borrower equal or exceed five hundred thousand dollars ($500,000) (excluding proceeds from the Transaction Notes that convert into equity in such equity financing).

(h) “Sale Event” means any of the following, unless such event is undertaken in connection with a Qualified Financing or is designated not to be a “Sale Event” by a Majority in Interest:

(i) any acquisition of Borrower by means of merger or other form of corporate reorganization in which the stockholders of Borrower immediately prior to such event do not directly or indirectly hold a majority of the outstanding shares or interest in the surviving corporation or entity and in which outstanding shares of Borrower are exchanged for securities or other consideration issued (or caused to be issued) by the acquiring entity or its subsidiary (other than a mere reincorporation transaction), or any transaction or series of related transactions to which Borrower is a party in which in excess of fifty percent (50%) of voting power in Borrower is transferred;

(ii) any sale or other disposition (or series of related sales or dispositions) of the outstanding stock of Borrower in which stockholders immediately prior to such event do not directly or indirectly hold a majority of the outstanding stock of Borrower immediately after such event; or any sale, license, lease or disposition of all or substantially all of the assets of Borrower.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at such place as Holder may from time to time designate in writing to Borrower. This Note may be not be prepaid at any time except upon approval of Borrower and Holder.

3. Transfer and Exchange. Holder may, prior to maturity thereof, surrender the Note at the principal office of Borrower for transfer or exchange. Within a reasonable time after surrender of the Note, and without expense to Holder (except for any transfer or similar tax which may be imposed on the transfer or exchange), Borrower shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each new Note shall be made payable to such person or persons, or transferees, as the Holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Borrower may elect not to permit a transfer of the Note if it has not obtained reasonable assurances that such transfer is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act, and is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel for Holder, which opinion shall be satisfactory to Borrower.

4. Replacement Note. If at any time Holder notifies Borrower that the Note has been lost, stolen or destroyed and Holder either (a) delivers to Borrower evidence reasonably satisfactory to Borrower of such loss, theft, destruction or mutilation of the Note or (b) executes and delivers to Borrower an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection therewith (an “Affidavit of Loss”), then Borrower will issue a new Note for the same aggregate principal amount as the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as such lost, stolen, destroyed or mutilated Note.

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5. Optional Conversion in Connection with a Qualified Financing.

(a) If the Note remains outstanding immediately prior to the closing of a Qualified Financing, all of the outstanding principal amount under the Note and any accrued and unpaid interest thereon may, at the option of the Holder, be converted into the identical “equity security” (as defined in the Securities Exchange Act of 1934, as amended) issued by Borrower in such Qualified Financing (the “Qualified Financing Security”) at a price per share equal to the Discount Rate multiplied by the price per share paid by investors for the Qualified Financing Security at the time of the closing of such Qualified Financing.

6. Optional Conversion in Connection with a Financing.

(a) If the Note remains outstanding immediately prior to the closing of a Financing that is not a Qualified Financing, (i) the Holder may elect to have all (but not less than all) of the outstanding principal amount under the Note, and any accrued and unpaid interest thereon, converted into the identical “equity security” issued by Borrower in such Financing (the “Other Financing Security”) and (ii) a Majority in Interest may elect to have all (but not less than all) of the outstanding principal amount under all Transaction Notes, and any accrued and unpaid interest thereon, converted into the Other Financing Security. The Notes shall convert into the Other Financing Security at a price per share equal to the lower of the Discount Rate multiplied by the price per share paid by investors for the Other Financing Security at the time of the closing of such Financing.

(b) Borrower shall give notice of the Financing to Holder as soon as is practicable prior to the closing of said Financing, but in no event less than ten (10) days prior to the actual closing of such Financing. Such notice shall specify the anticipated date of such closing, the amount of the Financing Security which may be issued upon such conversion, and the amount of cash adjustment to be paid in respect of any fractional interest in the Other Financing Security (as provided in Section 9(b) hereof).

7. Optional Conversion in Connection with a Sale Event.

(a) If the Note remains outstanding immediately prior to the occurrence of a Sale Event, all of the outstanding principal amount under the Note and any accrued and unpaid interest thereon may, at the option of the Holder, be converted into shares of Common Stock immediately prior to such Sale Event at a price equal to the Discount Rate multiplied by the lower of the proceeds per share of Common Stock payable in such Sale Event.

(b) Borrower shall give notice of the Sale Event to Holder as soon as is practicable, but in no event less than thirty (30) days prior to the actual closing of such Sale Event. Such notice shall specify the anticipated date of such closing, the amount of shares of Common Stock which may be issued upon such conversion, and the amount of share adjustment to be issued in respect of any fractional interest in the Sale Event (as provided in Section 9(b) hereof).

8. Optional Conversion at Maturity. On or after the Maturity Date and prior to repayment of the Note, (a) Holder may elect (by delivery of written notice to Borrower [the date of delivery is the “Conversion Date”] stating the Conversion Price, Conversion Date, and the amount of shares of Common Stock which may be issued upon such conversion) to have any or all of the outstanding principal amount hereunder, and any accrued and unpaid interest thereon, converted into shares of Common Stock and any accrued and unpaid interest thereon, converted into shares of Common Stock. The Notes shall convert into the Common Stock at a price per share (“Conversion Price”) equal to the Discount Rate multiplied by the average closing share price as quoted on the OTC Markets for the five (5) trading days prior to the Conversion Date.

9. Mechanics of Conversion.

(a) Upon conversion of the Note, Holder shall deliver to Borrower or any transfer agent of Borrower the Note or an Affidavit of Loss, and duly complete, execute and deliver to Borrower an investment representation letter in a form reasonably satisfactory to Borrower that the issuance of Conversion Stock upon conversion hereof is exempt from the registration requirements of the Securities Act and all applicable U.S. state securities laws. In the event of a conversion in a Financing, Holder shall also duly complete, execute and deliver to Borrower all agreements and other instruments required to be signed by purchasers in such Financing, with such adjustments as are determined by Borrower to be reasonably necessary or desirable. Thereupon, there shall be issued and delivered to such Holder one or more certificates or other evidence of stock ownership representing the Conversion Stock into which the Note was convertible. Any Conversion Stock deliverable pursuant to this Section 9 shall be duly authorized, validly issued and fully paid and non-assessable.

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(b) No fractional share or interest of Conversion Stock, or scrip representing fractional shares or interests, shall be issued upon conversion of the Note. Instead of any fractional shares or interest of Conversion Stock, as the case may be, which would otherwise be issuable upon conversion of the Note, Borrower shall round up the fractional share to the next whole share and pay to Holder the adjustment amount equal to the next whole share.

(c) Upon the issuance of Conversion Stock to Holder pursuant to the conversion of the entire outstanding principal amount under the Note and any accrued and unpaid interest thereon, the Note shall be canceled.

10. Significant Events.

(a) Upon an Event of Default while any principal amount under the Note is outstanding, the entire outstanding principal amount under the Note and any accrued and unpaid interest thereon shall become immediately due and payable. In the event that the Note remains unpaid, and not converted by Holder, then the interest rate on such unpaid amounts shall be increased from 6% to 10% per annum, simple interest.

(b) Upon the payment in full of the amounts described in Section 10(a), the Note shall be canceled.

11. Payment of Taxes. Borrower will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the Note or any equity security (including for this purpose, any Qualified Financing Security or Other Financing Security) to Holder.

12. Tax Treatment. The parties agree that (a) Holder will not realize any gain or loss for U.S. federal income tax purposes upon conversion to equity securities pursuant to Sections 5, 6 or 8 hereof, (b) occurrence of an event giving rise to an optional conversion right in favor of Holder prior to the Maturity Date is a remote contingency as described in Treasury Regulations Section 1.1275-2(h)(2), (c) the Note is not a contingent payment debt instrument as described in Treasury Regulations Section 1.1275-4 and (d) all tax returns will be prepared by the parties in a manner consistent with clauses (a) through (c) of this Section 12, unless otherwise required by applicable law.

13. Representations and Warranties of Borrower. Borrower represents and warrants to Holder as follows:

(a) Organization and Corporate Power. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Borrower has all required corporate power and authority to own its properties and assets, to carry on its business as presently conducted, to enter into and perform this Note to which it is a party and to carry out the transactions contemplated hereby and thereby. Borrower is duly licensed, qualified or registered to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed, qualified or registered would not have, or be reasonably likely to have, a material adverse effect on the assets, liabilities, condition (financial or other), business, results of operations or prospects of Borrower (a “Material Adverse Effect”). Borrower is not in violation of any term or provision of its charter or bylaws, each as in effect as of this date, true and correct copies of which have been made available to Holder.

(b) Authorization and Non-Contravention This Note is a valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. The execution, delivery, issuance and performance of this Note have been duly authorized by all necessary corporate or other action of Borrower. The execution, delivery and issuance of this Note and the performance of any transactions contemplated by this Note will not: (i) violate or result in a violation of, conflict with or result in a violation of or default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which Borrower is a party or by which it or its assets are bound, or any provision of the charter or bylaws, or cause the creation of any liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements (except as provided herein), voting trusts, encumbrances, rights or restrictions of any nature upon any of the assets of Borrower, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to Borrower, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (iii) require from Borrower any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party, except for notice filings pursuant to Regulation D of the Securities Act and applicable state securities laws; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Borrower is a party or by which it is bound.

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14. Representations and Warranties of Holder. Holder represents and warrants to Borrower as follows:

(a) Borrower has made available to Holder all documents pertaining to Holder’s investment in the Note (by virtue of the exchange of her related party advances) requested by Holder and given Holder an opportunity to discuss the terms and conditions of this investment with the officers of Borrower responsible for the conduct of its business. Borrower has provided Holder with adequate answers to and information regarding any questions Holder has asked or information Holder has requested regarding Borrower and this investment.

(b) Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of this investment.

(c) Holder is acquiring the Note and the shares issuable upon conversion of the Note for its own account, not as a nominee or agent. Holder is acquiring the Note and the shares issuable upon conversion of the Note for investment and has no present intention of selling or otherwise distributing the Note or such shares.

15. Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of the Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Transaction Notes. In the event Holder receives payments in excess of its pro rata share of Borrower’s payments to Holders of all of the Transaction Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Transaction Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

16. Governing Law; Severability. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to instruments made and to be performed wholly within that state. If any provision of the Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

17. Collection Expenses. In case any principal of or interest on the Note shall not be paid when due, Borrower shall pay, on demand, all reasonable and documented costs of enforcement and collection of the Note incurred by Holder, including, but not limited to, reasonable attorney’s fees, disbursements and court costs. The liability of Borrower hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Holder, including, but not limited to, any extension of time, renewal, waiver or other modification.

18. Amendment and Waiver. Any provision of the Note may be amended, waived or modified upon the written consent of Borrower and a Majority in Interest. A waiver of any right or remedy under the Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

19. Assignment. The rights and obligations of Borrower and Holder shall be binding upon and benefit their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or obligations hereunder without the prior consent of Holder.

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20. Notices. Any notice required or permitted under the Note shall be in writing (including facsimile communications and electronic mail) and shall be deemed to have been given (i) on the date of delivery, if personally delivered to the party to whom notice is to be given, (ii) the third day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid or (iii) on the date of delivery, if delivered via confirmed facsimile or electronic mail and, in each case, addressed as follows or to the most recent address, specified by written notice, of Holder or Borrower given to the sender pursuant to this Section 20:

(a) if to Holder, to the address set forth on the signature page.

(b) if to the Borrower, to: TraqIQ, Inc.

201 Santa Monica Blvd., Suite 300

Santa Monica, CA 90401-2224

Attn: Ajay Sikka

Email: ajay@TraqIQ.com

21. Specific Performance. Borrower acknowledges and agrees that the remedies at law of Holder in the event of any default by Borrower in the performance of or compliance with any of the terms of the Note are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

22. Miscellaneous.

(a) BORROWER HEREBY WAIVES PRESENTMENT, NOTICE OF DISHONOR, PROTEST AND NOTICE OF PROTEST, AND ANY OR ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT, ENDORSEMENT OR GUARANTEE OF THIS NOTE.

(b) BORROWER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN THE STATE OF CALIFORNIA, COUNTY OF LOS ANGELES. BORROWER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT ITS ADDRESS FOR NOTICES AS PROVIDED HEREIN.

(c) IN ANY ACTION, SUIT OR PROCEEDING. IN RESPECT OF OR ARISING OUT OF THIS NOTE, BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE.

[Signature page follows]

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The undersigned have executed this instrument as of the date first above written.

BORROWER:

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Ajay Sikka
Its:	President & CEO

HOLDER:

James DuBois

By:	/s/ James DuBois
James DuBois, individually

Address:

201 Santa Monica Blvd., Suite 300

Santa Monica, CA 90401

Email: ajay@TraqIQ.com

T: (425) 818-0560

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